Exhibit 99(d)

                   Subscription Agreement & Investment Letter
                                 FIRSTCDP, INC.

Date: April 25, 2002

Board of Directors FIRSTCDP, INC.
4745 North Seventh Street, Suite 234
Phoenix, AZ 85014

     The Undersigned hereby subscribes for:

     100,000 shares of Common Stock ($0.001 par value) (the "Common Stock") of FIRSTCDP, INC. (the "Company") at $0.05 per Share pursuant to discussions with the management of the Company regarding the specific business plans of the Company. The undersigned acknowledges that he fully understands that (i) the Company is a start-up internet company, is not currently conducting any business, but does have specific business plans; (ii) following completion of its current financing, the Company will have approximately 10,115,000 shares of Common Stock issued and outstanding; and (iii) the Shares are being offered pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended (the "Act"). It is further acknowledged that the Undersigned: (i) is not relying upon any representations other than those specifically made by officers or representatives of the Company and (ii) has had access to the Company's officers and directors for the purposes of obtaining any information requested by the Undersigned.

Payment of $5000.00 as payment in full of the purchase price will be made to FirstCDP, Inc., 4745 North 7th Street, Suite 234, Phoenix, Arizona 85014.

The Undersigned represents that he has the financial and business acumen to properly evaluate the risks and merits of this investment.

Assumption of Risks: The Undersigned can bear the full economic risk of the investment, including the possible total loss thereof. Further, the Undersigned acknowledges that this investment is currently illiquid and may continue as such for an indeterminate period of time.

Transfer Restrictions: The purchase is for investment purposes only, with no present view towards the resale or other subsequent distribution of all or any part of the securities being purchased. The undersigned represents that no resale or transfer shall be attempted other than in full compliance with all of

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the then applicable federal and or state statutes and rules. It is understood that a transfer restriction notice may be prominently placed upon the Certificates for Shares if such is required in the country in which the subscriber resides.

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned, without interest or deduction of any kind, within twelve business days of such rejection.

Printed name: Stiltskin, Inc.

Its: President


Signature: /s/ Chris Allen
           -----------------------------

Date: 4/25/02

Address: PMB 423
         4331 E. Baseline Rd., Ste. B105
         Gilbert, AZ 85234 U.S.A.

The foregoing Subscription is hereby accepted in full:

     Allocation: 100,000 shares, for and on behalf of FIRSTCDP, INC., on the 29th day of April, 2002.


     By: /s/ Jonathan A. Firestein
         --------------------------------
         Jonathan A. Firestein, President

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